U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed  pursuant  to  Section  16(a)  of  the  Securities  Exchange  Act  of
1934,  Section  17(a)  of  the  Public  Utility  Holding  Company  Act
of  1935  or  Section  30(f)  of  the  Investment  Company  Act  of  1940

(   )     Check  this  box  if no longer subject to Section 16. Form 4 or Form 5 obligations  may  continue.  See  Instruction  1(b).

1.    NAME  AND  ADDRESS  OF  REPORTING  PERSON*

     Yakimishyn                    Gerald
         (Last)         (First)         (Middle)

11270 Chalet Road
                         (Street)

Sydney                    British Columbia Canada   V8L 5M1
         (City)              (State)                 (Zip)


2.     ISSUER  NAME  AND  TICKER  OR  TRADING  SYMBOL

     eWorld Travel, Corp     [EWTC]

3.     IRS  OR  SOCIAL  SECURITY  NUMBER  OF  REPORTING  PERSON  (VOLUNTARY)

           N/A

4.    STATEMENT  FOR  MONTH/YEAR

      June 28, 2002

5.    IF  AMENDMENT,  DATE  OF  ORIGINAL  (MONTH/YEAR)

      N/A

6.   RELATIONSHIP  OF  REPORTING  PERSON  TO  ISSUER
(Check  all  applicable)

(X)  Director                          (   )  10%  Owner
(X)  Officer  (give  title  below)     (   )  Other  (specify  below)
President / Director

7.     INDIVIDUAL  OF  JOINT/GROUP  FILING  (CHECK  APPLICABLE  LINE)

      ( X )  Form  Filed  by  One  Reporting  Person
      (   )  Form  Filed  by  More  than  One  Reporting  Person


     Table  I  -  Non-Derivative  Securities  Acquired,  Disposed  of,  or
                                Beneficially  Owned

                                           |-------------------------------|
                                           |  Securities  Acquired  (A)    |
                                           |  Or  Disposed  of  (D)        |
                                           |  (Instr.  3,  4  and  5)      |
-----------------------------------------------------------------------------------------------------------------------------
             |              |              |         |        |            |    Amount of      |               |             |
             |              |              |         |        |            |    Securities. .  |   Ownership   |  Nature     |
             |              |              |         |        |            |   Beneficially.   |     Form:     |    of       |
             |              |              |         |        |            |   Owned at End.   |  Direct (D)   |  Indirect   |
Title of. .  |  Transaction | Transaction  |         |  (A)   |            |    of Issuer's    |      or       | Beneficial  |
Security. .  |  Date        | Code         |         |   or   |            |    Fiscal Year    | Indirect (I)  | Ownership   |
(Instr. 3).  |  (m/d/y)     | (Inst. 8)    | Amount  |  (D)   |    Price   |  (Inst. 3 and 4)  |  (Instr. 4)   | (Instr. 4)  |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   360             |     D         |             |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   312             |     I         | (*1)        |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   263             |     I         | (*2)        |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   160             |     I         | (*3)        |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   160             |     I         | (*4)        |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   160             |     I         | (*5)        |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 02/07/00     |     P        |  160    |   A    |            |   160             |     I         | (*6)        |
------------------------------------------------------------------------------------------------------------------------------
Common Stock |  5/05/01     |     P        |     40  |   A    |    .50     |    40             |     D         |             |
------------------------------------------------------------------------------------------------------------------------------
Common Stock |  5/02/01     |     P        | 500,000 |   A    |   0.001    |    500,000        |     D         |             |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 12/01/01     |     P        |20,000,000|  A    |   0.001    | 20,000,000        |     D         |             |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 06/28/02     |     S        | 500,000 |   D    |   0.001    |    -0-            |     D         |             |
------------------------------------------------------------------------------------------------------------------------------
Common Stock | 06/28/02     |     S        |20,000,000|  D    |   0.001    |    -0-            |     D         |             |
------------------------------------------------------------------------------------------------------------------------------


  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------------|
|    1.   |    2     |     3     |       4   |     5     |     6     |     7    |    8     |      9     |  10      |
|Title of | Conver-  |Transaction|Transaction| Number of |   Date    | Title and| Price of | Number of  |Ownership |
Derivative| sion of  |   Date    |   Code    |Derivative |Exercisable| amount of|Derivative|Derivative  |    of    |
Security  |Exercise  |  (m/d/y)  | (Instr.8) |Securities |   and     |Underlying| Security |Securities  |Derivative|
(Instr.3) |Price of  |           |           |Acquired   |Expiration |Securities| (Instr.5)|Beneficially|Securitie:|
|         |Derivative|           |  Code 8   |   (A)     |   Date    |(Instr.3  |          |   Owned    |   Direct |
|         |Security  |           |           |   or      | (m/d/y)   |  and 4)  |          | at end of  |    (D)   |
|         |          |           |           | Disposed  |   month   |          |          |  month     |  Indirect|
|         |          |           |           |   (D)     |           |          |          |(Instr. 4)  |    (I)   |
|         |          |           |           |Instr.3,4,5|           |          |          |            |(Instr. 4)|
|------------------------------------------------------------------------------------------------------------------|
|  N/A.   |   N/A    |     N/A   |    N/A    |    N/A    |    N/A    |    N/A   |    N/A   |    N/A     |   N/A    |
|------------------------------------------------------------------------------------------------------------------|

*  If  the Form is filed by more than one Reporting Person, see Instruction 5(b)
(v)

(*1) - GSMY Development, Ltd, Owned by Gerald Yakimishyn
(*2) - San Juan Capital Corp, Owned by Travis and Sharon Yakimishyn (*3) - Alysha Yakimishyn, Gerald Yakimishyn's daughter
(*4) - Sharon Yakimishyn, Gerald Yakimishyn's Wife
(*5) - Troy Yakimishyn, Gerald Yakimishyn's son
(*6) - Travis Yakimishyn, Gerald Yakimishyn's son

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation  of  Responses:


/s/Gerald Yakimishyn                     07/16/02
--------------------------------------------------
**  Signature  of  Reporting  Person       Date

     **     Intentional  misstatements  or  omissions  of  facts  constitute
 Federal  Criminal  Violations.

     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

     Note:     File  three  copies  of  this Form, one of which must be manually signed.  If  space  provided  is  insufficient, See Instruction 6 for procedure.

          Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.